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                                                                EXHIBIT 5.1














                                            July 26, 1996



         Cambridge Heart, Inc.
         1 Oak Park Drive
         Bedford, MA 01730

         Ladies and Gentlemen:

              We have assisted in the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 3,682,900 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Cambridge Heart, Inc., a Delaware corporation (the "Company"). Of the 3,682,900 shares of Common Stock to be sold pursuant to the Registration Statement (the "Shares"), 3,480,375 shares are to be issued and sold by the Company (the "Company Shares") and 202,525 shares (the "Selling Stockholder Shares") are to be sold by certain stockholders of the Company (the "Selling Stockholders"). The Shares are to be sold to the Underwriters (as defined below) pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, the Selling Stockholders and Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., as representatives of the several underwriters named in the Underwriting Agreement (the "Underwriters").

              We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the By-laws of the Company, as amended, and a copy of the Certificate of Incorporation of the Company, as amended.

              We assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state "Blue Sky" and securities laws.

              In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.
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         Cambridge heart, Inc.
         July 26, 1996
         Page 2





              Based upon the foregoing, we are of the opinion that:

              1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, with corporate powers adequate for the conduct of its business as described in the Registration Statement and the Prospectus constituting a part thereof.

              2. The Company Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Underwriting Agreement against payment therefor, will be validly issued, fully paid and nonassessable.

              3. The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

              We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

              It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                       Very truly yours,


                                       HALE AND DORR